0551-RT2PRP1212
Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION	Media Contact:
Margot Olcay
Rubenstein Associates
(212) 843-8284
molcay@rubenstein.com

Wells REIT II Acquires 333 Market Street in San Francisco

NORCROSS, Ga. (January 4, 2013) - Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announced it has acquired 333 Market Street, a 33-story office tower in the heart of San Francisco's Financial District. The Class A+ asset was purchased from the Korean Federation of Community Credit Cooperatives.

The 657,000-square-foot building, constructed in 1979, has undergone over $80 million in capital investments and tenant improvements over the past eight years. The building is fully leased to Wells Fargo Bank, N.A., the fourth-largest bank in the U.S. by assets and the largest bank by market capitalization.

“We are pleased to add this trophy-quality asset to the Wells REIT II portfolio,” said Nelson Mills, president of Wells REIT II. “This strategic acquisition in one of the nation's premier office markets helps to further improve the institutional-quality of the portfolio overall.”

Wells REIT II was represented internally by Keith Willby, senior vice president, capital markets.

Currently, the Wells REIT II portfolio includes 82 office buildings in 20 states and Washington, D.C., and one international property, collectively covering approximately 21 million square feet.

0551-RT2PRP1212

Wells REIT II closed to new investments on June 30, 2010. For information on Wells REIT II, visit www.WellsREITII.com.

Wells Real Estate Funds, advisor to Wells REIT II, is a national real estate investment company founded in suburban Atlanta in 1984. In its history, Wells-sponsored programs have invested more than $12 billion in real estate.  For more information on Wells Real Estate Funds, visit www.WellsREF.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.
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